EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We have issued our report dated March 20, 2006, accompanying the financial statements of Atlas America Public #15-2005 (A) L.P. contained in its Form 10-KSB and incorporated by reference into the Registration Statement on Form 8-A. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Cleveland, OH
April 28, 2006